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Insituform Technologies, Inc.
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On May 7, 2008, Insituform Technologies, Inc. (“Insituform” or the “Company”) presented the following prepared remarks at an investor forum organized by the Laborers’ International Union of North America (“LIUNA”).

Good afternoon.  On behalf of Insituform’s Board of Directors and management team, I would like to thank LIUNA for giving us the opportunity to present at this investor forum.  We appreciate every chance to communicate with our stockholders about our strategic plan and the opportunities we see for Insituform.  The members of our Board and management team are currently on the road meeting with other stockholders. These meetings were scheduled prior to our invitation to this forum.  We regret that due to these scheduling conflicts, members of our Board and management were unable to participate in today’s forum in person.

I would like to remind you that because members of our Board and management team were not available today, we will be unable to take your questions at the end of this forum.  In addition, during this presentation, forward-looking statements may be made, which are inherent to and subject to risks and uncertainties.  You should review our filings and other disclosures with the SEC and not rely on such statements.  I would also like to remind you that our definitive proxy materials are available free of charge on the SEC’s website at www.sec.gov or on our website at www.insituform.com under Investors/SEC.

At Insituform, our priority is, and has always been, to create a stronger future for our Company and increased value for all of our stockholders.  We are focused on the next stage of Insituform’s growth and development.  Our prospects are robust, and we are excited about where Insituform is headed.

We recently hired a highly respected and proven business leader, Joe Burgess, as our new President and Chief Executive Officer.  We are also implementing a comprehensive strategic plan which is already improving our performance and producing solid results.  We strongly believe that we have the right plan and the right team in place to execute this plan for the benefit of all of our stockholders.

As part of our ongoing efforts to enhance stockholder value, our Board regularly reviews and considers the Company’s strategic options. Most recently, our Board worked with Merrill Lynch to undertake a comprehensive review of the Company’s strategic alternatives.  This review included a careful evaluation of Insituform’s business prospects, capital structure and the industry landscape.  Considering today’s highly uncertain financial markets and the current M&A environment (the worst anyone has seen in recent years), our Board unanimously determined that a sale of Insituform at this time would not maximize stockholder value.  Our Board concluded that executing the Company’s business plan and the recent hiring of a new CEO are the best ways to enhance value for all Insituform stockholders.

For those of you unfamiliar with our new CEO Joe Burgess, he brings to Insituform more than 20 years of experience in the global water, sewer, energy and petrochemical industries.  Joe has considerable expertise in strategic planning, operations management and customer service.  He also has significant international operating experience, including his involvement with numerous major projects in South America, the Caribbean, Europe and Asia.  During the last five years, Joe served as President and Chief Executive Officer of Veolia Water North America, a leading provider of water and wastewater operating services.  Under his leadership, revenues increased 45%, or approximately $225 million, between 2004 and 2007, and EBIT increased $45 million during the same period.  We are confident that Joe is the right person to lead Insituform through its next phase of growth and development.  We look forward to capitalizing on his extensive industry knowledge, international experience, operational know-how and fresh perspective to drive sustainable and profitable growth and enhanced value to our stockholders.

This is a critical time for Insituform.  As anyone in the industry can tell you, sewer and water infrastructure in the U.S. is aging and in need of immediate maintenance and repair—the same is increasingly true on a global level.  In fact, over the next 25 years, the global unmet demand for sewer and water rehabilitation and infrastructure is conservatively estimated to be more than $22 trillion.  We see significant opportunities for growth for Insituform as existing sewer infrastructure continues to age, municipal spending rebounds and the value and scarcity of water resources is more widely recognized.

To capitalize on these opportunities, Insituform’s management team and Board have implemented a strategic plan designed to improve our operational and financial performance and profitably grow the Company.

Over the next 12 to 18 months, we will be focused on diversifying Insituform’s North American business by exploiting high growth opportunities in the sewer rehabilitation market.  We are making great strides to expand our customer base in our North American rehabilitation business.  Our sales force is broadening its focus beyond traditional urban clients to include new geographies and suburban collar communities.  We are also pursuing higher margin industrial work and more negotiated work.

Another priority of ours is targeting international growth and expansion into markets where demand is burgeoning, competition is more limited and current infrastructure does not meet current needs.  Together with our local partners, Insituform is well-positioned to grow rapidly, and we are confident that by penetrating underserved markets, we can achieve double-digit international revenue growth.  In addition, we see robust opportunities to expand our United Pipeline Systems® gas and oil pipeline rehabilitation business throughout the world, and we anticipate performing projects on five continents during 2008.  Major recent contract wins in India, Hong Kong and Poland demonstrate our progress in this area.

We are also continuing to develop products and services that complement our existing businesses and can be marketed through Insituform’s global distribution network.  We are constantly working to expand and improve our product portfolio and we have already begun to see success with Insituform Blue®, our portfolio of products for our potable water pipe rehabilitation business. Through I Blue®, we have been winning major business domestically and internationally.  Recent awards include a $4.25 million project in New York City and a $7.7 million project in Hong Kong.  Our
I Blue® business has extraordinary growth prospects and by demonstrating the cost-effective, non-invasive implementation of these products, we believe we can achieve $150 million in business within three to five years.

Finally, we remain committed to reducing overhead and improving operating margins through disciplined contracting practices and ongoing cost reduction efforts.

Our strategic plan has already begun to deliver positive results.  Already in 2008, we have doubled our negotiated business and improved our win rate by 10% over the first quarter of 2007.  Our backlog for the first quarter of 2008 improved by more than 10% since year-end and 42% since the first quarter of 2007.  We stated during our recent earnings call that we believe that we will comfortably outperform Wall Street’s then 2008 consensus EPS estimate of $0.54 per share.  Insituform’s business has real momentum, as evidenced by the growth in backlog and the series of major contract wins in the U.S. and around the world.  We are committed to ensuring that Insituform continues to execute on its strategic plan in 2008 and building on this momentum for years to come.

For all of these reasons, it is unfortunate that, at this critical time for Insituform, Water Asset Management has chosen to wage a costly and distracting proxy contest at this year’s Annual Meeting.  WAM is a recently-formed hedge fund with no operating experience in our industries and no meaningful investment track record.   WAM is attempting to take over control of Insituform by replacing a majority of the Board with its slate of five hand-picked nominees.

We believe WAM threatens the future value of your investment in Insituform. WAM has provided no new ideas to build stockholder value.  WAM’s stated intention from the start has been to take control of the Board and pursue a fire sale of the Company.  This is simply an irresponsible proposition in the current economic and M&A environment and quite telling of WAM’s self-serving agenda.  Furthermore, this proposition reflects WAM’s lack of understanding of the Company and the businesses and markets in which we operate.

For five months, the only “plan” put forward by WAM was to call off the search for a permanent CEO and undertake an immediate sale of Insituform.  Less than two weeks ago, after our Board already concluded its strategic review and determined that selling the Company at this time is not the best way to increase stockholder value, WAM announced a new “strategy” – they wanted to try to sell the Company, and – if and only if that failed – would they begin to develop a business plan.  And just last week, WAM announced its third “plan” in only five months.  What WAM calls a business plan, however, is just parroting back ideas that our Board has already considered and is implementing.  WAM’s so-called plan involves increasing revenues and decreasing expenses.  However WAM has failed to explain how they would accomplish these goals or why WAM’s nominees are capable of doing so.

Stockholders need to know that WAM has resorted to an ever-changing strategy of misstatements, distortions and misrepresentations in its effort to take control of Insituform.

Although WAM has repeatedly trumpeted its water expertise and investment prowess, we have found no evidence that WAM, its principals or their predecessor investment firms have any operating expertise in the industries in which Insituform operates or any meaningful investment track record.

Throughout this process, WAM has misrepresented its own principals and director nominees.

▪	WAM falsely claims that it is a long-term investor in Insituform – in fact, its principals have a history of shorting Insituform’s stock.
▪	WAM distorts its investment track record – in fact, WAM has been in existence for less than one year and its principals have no previous known investment track record.
▪	WAM exaggerates the qualifications of its nominees – in fact, three of WAM’s hand-picked nominees have NO public company board experience and those same three nominees are all WAM insiders.
▪
WAM misrepresents the industry experience of its nominees and principals – in fact, WAM’s nominees have NO operating experience in the industries in which Insituform operates and Messrs. Deane and Diserio, WAM’s two lead principals, have NO relevant water experience. Mr. Deane’s only experience in the water industry is purchasing water rights, a real estate activity.

▪	WAM also misrepresents the experience of one of its nominees, Mr. Vande Steeg, by claiming that he is the former CEO of a Fortune 500 company, when it appears that he was President and COO.
▪
We have invited WAM many times, privately and publicly, to provide specifics to back up its claims of expertise as an investor and as an operator.  WAM’s failure to produce any evidence of investment or operational expertise says a great deal about the true nature of WAM’s experience.

We strive to maintain open and constructive communication with our stockholders.  In the interests of avoiding a proxy contest, the Corporate Governance and Nominating Committee of our Board, which consists solely of independent directors, repeatedly offered to meet with WAM’s nominees to understand their backgrounds and qualifications to serve as directors and assess whether one or more of WAM's nominees ,or any other candidates that WAM could recommend with relevant operating experience in the industries in which the Company operates, should be included as nominees of the Board.  WAM, however, repeatedly refused to make its nominees available.  As WAM indicated in its February 8, 2008 letter to the Company, it believed that its candidates’ commitment to “implement an agenda that centers on immediately pursuing strategic alternatives, including the possibility of a sale of the Company, and immediately ending the search for a permanent CEO,” was “the most important criteria for determining who should serve on the Board.”

With the Annual Meeting fast approaching, we urge you, and all of our stockholders, to ask yourselves: Why entrust the fate of Insituform and your investment in this Company to a hedge fund and a group of puppet nominees who have NO relevant experience in the markets in which Insituform operates, NO meaningful investment track record and NO real interest in executing our strategic plan for the benefit of all stockholders?

In contrast, Insituform’s Board is independent, engaged, diverse and open-minded.  Our Board is comprised of highly-qualified, proven business executives who bring a deep understanding of Insituform’s technologies, markets, customers and products.  Our management team and directors have devoted significant time and energy to developing the Company’s strategic plan, and our management team and Board are committed to successfully executing that plan.

We are confident that Insituform is on the right path to a stronger future.  We continue to believe that it is in our stockholders’ best interests to pursue our strategic plan under the leadership of our newly appointed President and CEO, Joe Burgess, and we urge stockholders not to turn over control of the Company to WAM and risk the value of your investment.

Before we conclude, we would like to address some misconceptions that have been raised regarding Insituform’s commitment to safety.  Let us be clear -- safety is a core value and a top priority of Insituform.  For the past three years, Insituform’s recordable incident and lost time incident rates were better than industry rates.  In 2006 and 2007, Insituform’s lost time incident rate was 0.31 and 0.51, respectively.   These rates are 86% and 77%, respectively, better than the average industry lost time incident rate over the last several years of 2.2.

Our safety statistics for the past three years are significantly better than incident rates for those of our peers.  And in the last five years Insituform has had only one serious citation and no willful or repeat citations. We believe that this is still one serious citation too many, and we continue to strive for zero accidents.  To that end, in August 2007, we held a Company-wide safety stand down day in which all Insituform employees around the world were required to participate in safety programs to ensure that everyone at this Company is keenly focused on safety.  This safety stand down day was in addition to our comprehensive safety-manager-led orientation program, our one-of-a-kind confined space practicum, the six-day safety training mandatory for all field crews and the extensive precautions our safety professionals take to ensure the security and structural integrity of each and every one of our work sites.

Insituform has set the industry standard with the training, implementation, and adherence to our “Big 5” confined space policy, and we have implemented a zero tolerance policy for failure to follow our Big 5 rules.  We welcome the opportunity to discuss our safety program in further detail and believe that ours is a program that others in the industry should emulate.

Insituform believes it has the right plan to build stockholder value and the right team to implement that plan.  We urge you to vote for the board’s highly qualified nominees on the WHITE proxy card.

If you have any questions about what you have heard today, please feel free to contact Innisfree M&A, which is assisting us with our proxy solicitation.  They can be reached toll-free at 888-750-5834.  Innisfree will arrange a time for any interested stockholder to speak with management of the Company.  For those interested in reviewing these prepared remarks, a copy will be filed at the Securities and Exchange Commission later today.

Our Board and management team thank you for your time and consideration in this important matter.  That concludes our prepared remarks.

Additional Information
Insituform has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) in connection with its 2008 Annual Meeting. Insituform’s stockholders are strongly advised to read the definitive proxy statement carefully, as it contains important information.  Free copies of the definitive proxy statement, and any amendments or supplements thereto, and other materials filed by Insituform with the SEC will be available free of charge on the SEC’s website at www.sec.gov, on Insituform’s website at www.insituform.com under Investors/SEC or by directing requests to Insituform’s proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834.